Robert Rowe, President and CEO
NorthWestern Corporation
Script for Call with Brokers
August 18, 2010

Overview of NorthWestern

•	We are extremely proud of our Company.

•	We are an entirely regulated company with electric and natural gas utilities serving Montana, South Dakota and Nebraska.

•	We are subject to the regulation of public utility commissions in each state as well as the Federal Energy Regulatory Commission.

•	We make money by providing customers a public service for which our regulators authorize us a return on our capital investments, which in ‘utility speak’ is referred to as rate base.

•	As we make new investments and grow our rate base, our earnings potential also grows.

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Our current rate base is approximately $1.6 billion and, around the end of 2010, we will be adding approximately $200 million in the form of a natural gas-fired electric generation plant, we call the Mill Creek Generation Station.

•	Our service territory is basically the western two-thirds of Montana, eastern South Dakota and three cities in central Nebraska along Interstate 80.

o	Our 1,300 or so employees serve about 123,000 square miles of service territory.

o	We have approximately 400,000 electric customers and about 265,000 natural gas customers.

o	We own coal-fired generation of about 222 megawatts in Montana.

o	We own approximately 312 megawatts of electric generation, primarily coal, in South Dakota.

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Our service territory is located in parts of the United States that are generally more insulated from large economic fluctuations and, in fact, our service areas have held up better than most other regions of the United States, and we still have unemployment rates below (and in South Dakota and Nebraska well below) national average.

•	As of June 2010 data, the national unemployment rate is 9.5%, but South Dakota’s unemployment rate is the second lowest in the country at 4.5%.

•	Nebraska’s unemployment rate is third lowest in the country at 4.8%, and Montana’s is sixteenth lowest at 7.3%.

•	We pay a quarterly dividend of 34 cents per share, or about a 4.7% yield.

o	We have consistently increased our dividend since 2005.

•	Also, early in the second quarter, we were added to the Standard and Poor’s SmallCap group of 600 stocks.

o	This helps move us even further toward a stable long-term investor base.

•	Finally, Forbes.com has included us on their list of “the 100 most trustworthy companies” – a huge testament to the integrity of our employees and our Board.

o	Forbes.com recognizes companies for transparency, financial discipline, and conservative policies concerning matters such as executive compensation.

o	Companies that make the grade tend to be strong long-term performers.

We have a strong balance sheet to fund the potential capital expenditure growth.

•	Given our consistent free cash flows, we have repurchased stock, nearly fully funded our pension plan, and increased our dividend over the past five years.

•	Our secured and unsecured credit ratings are rated “investment grade” by Standard & Poors, Moody’s and Fitch.

•	As of December 31, 2009, we have a federal Net Operating Loss (NOL) carryforward of approximately $475 million.

o	The NOL ‘shields’ our cash taxes paid.

o	We book a full tax expense for earnings purposes but use the NOL as a credit for the payment of the taxes.

o	This effectively makes our income tax expense a non-cash expense estimated until sometime in 2014.

•	Our external financing needs are manageable to maintain our targeted capital structure of 50% to 55% debt given the cash flow benefits of the nearly $500 million of NOLs.

•	In May 2010, we refinanced $225 million of first mortgage bonds, through a private placement, at an interest rate of 5.01% and pushed the maturity date from 2014 to 2025.

o	The interest rate is 86 basis points lower than the previous rate and will reduce our interest expense on that portion of our long term debt by about $1.8 million annually.

o	In addition, the Company will now have no significant long-term debt maturities until 2016.

o	With this refinancing, over the last 5 years, we have reduced our weighted average coupon approximately 200 basis points to 5.6%

Now I’ll talk about our Earnings Outlook

•	For the last three years of 2007, 2008 and 2009, our earnings per share have been $1.44, $1.77 and $2.02, respectively.

•	We expect our fully diluted earnings per share for 2010 in the range of $1.95 to $2.10 per fully diluted share.

•	In 2011, we will have a couple of incremental drivers to our net income.

o	As I mentioned, we are finalizing construction of our Mill Creek Generation Station.

o	Mill Creek is a $200 million plant that the Montana Public Service Commission has approved a 50/50 debt to equity capital structure and an authorized return of 10.25% on equity.

o
Also, we have a pending rate case in front of the Montana Public Service Commission (MPSC) for an annual electric transmission and distribution revenue increase of $13.6 million, and an annual natural gas transmission, storage and distribution revenue increase of $1.5 million.

▪	The rate request was reduced as a result of an IRS determination causing a decline to income tax expense changing the tax accounting related to capital expenditures and repair expenses.

▪	As a result of the tax change, NorthWestern’s proposed revenue requirement for the rate case was reduced more than $10 million.

▪	Also as a result of this change, our effective income tax rate will be about 30% going forward.

•	The hearing on the rate request will commence in late September 2010.

•	We expect the MPSC to issue a final order during the fourth quarter of 2010.

Also, we are excited about prospects for rate base investments at our company.

First, I’d like to discuss some of our supply needs in the next few years:

•	The most imminent will be the Mill Creek Generation Station, which will affect 2011 earnings.

•	Next, concerning electric supply in Montana, we have requests for information (RFI) to add up to 75 megawatts of renewable power.

o	We’re looking for cost-effective renewable energy projects to help us meet increasing customer demand that also allows us to further diversify our resource portfolio to include more renewable.

o	We prefer to purchase the projects outright but will consider other options to include equity interests and long-term power purchase agreements.

o	We have narrowed Montana RFI responses to a “short list” of finalists.

•	Recently, we filed a supply plan for 2010 and 2011.

•	Our intentions for the 2011 supply plan were to:

o	Explain our intention of meeting the Renewable Portfolio Standard of Montana by acquiring or building about 50 MW of wind generation in Montana

o	Identify our carbon risk and the lack of clarity around a national carbon plan

o	Explain that our portfolio needs a “heavy load” resource, and

o	That we’d like to increase our efficiency of our load by about 1%.

•	In that supply plan we said, we’d “conduct a detailed analysis of developing a natural gas plant for meeting future needs.”

o	Actually, there is no need for a gas power plant in our portfolio until, at a minimum, mid-2014.

•	In South Dakota related to supply, we have mentioned previously that we are doing preliminary engineering for a peaking facility, near Aberdeen, of about 60 megawatts to be in service in 2012.

•	With respect to natural gas reserves, we are interested in purchasing gas reserves to provide price stability for our customers into the future.

o	The former Montana Power Company previously owned natural gas reserves.

o	The Montana Legislature and Public Service Commission would like to see the Company own fields again.

o	The area has fields and the Company has employees with the experience to own and operate the fields should we be fortunate enough to get natural gas reserves at the right price.

o	The volatility of gas prices over the past several years has created significant swings in our customers’ monthly bills.

o	We want to be clear that the company is only looking at proven reserves that can be rate-based and is not considering getting into the exploration business.

Concerning our core distribution business, we have been investing in capex in excess of the current depreciation, each year since 2002.

•	We plan to invest about $124 million in the business in 2010, up from $109 million in 2009.

•	We are investing in more automation, outage prevention and monitoring throughout our system.

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To that end, we’re part of a regional working group that will be evaluating various Smart Grid applications over the next few years to better understand how we can and should deploy this new technology affordably and effectively to customers in our service territories.

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NorthWestern plans to test the operational efficiencies and customer service enhancements that may be gained by the installation of technology to enhance communication between the utility and the meter.

Moving to transmission opportunities,

•	Due to the abundance of natural resources in Montana, significant electric generation projects, particularly wind generation, are in development by various parties.

•	State renewable portfolio standards are increasing the region's reliance on wind generation and Montana has one of the best wind regimes in the country.

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Our Montana transmission assets are strategically located between these renewable generation resources and the population base desiring them, which should allow us to take advantage of the potential transmission grid expansion in the west.

In Montana, we have begun development of three significant electric transmission projects:

•	an expansion of the existing Colstrip 500 kV system that would increase capacity by 500-700 MWs, of which we assume a 30% joint ownership; and

•	a 230 kV Collector Project in central Montana designed to aggregate renewables and facilitate their access to markets; and

•	a new 500 kV transmission line from southwestern Montana to southeastern Idaho with a potential capacity of 1,500 MWs:.

The expansion of the existing Colstrip 500 kV involves an additional substation and related electrical equipment to increase westbound capacity out of Montana by more than 500 MWs.

•	We anticipate completing the technical analysis for the project in 2010.

•	If constructed, we expect the upgrade to be completed by the end of 2013.

•	Our portion of the cost would be about $38 million based on current estimates.

In addition, we are also evaluating constructing a Collector system to gather renewable resources in Montana:

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The Collector Project consists of up to five new transmission lines in Montana that would connect new generation, primarily wind farms, to our existing transmission system and to the proposed MSTI line.

•	The Company’s assumed capital on the first identified line of the system is approximately $200 million;

•	All of the new proposed wind generation that would be served by the Collector Project would be located in Montana.

•	Pending a positive outcome of the open season, the line could be operational by the second quarter of 2015

The proposed new 500 kV transmission line between southwestern Montana and southeastern Idaho is known as MSTI.

•	The transmission line's main purpose will be to meet requests for transmission service from customers and relieve constraints on the high-voltage transmission system in the region.

•	This project would be about 400 miles long and would cost approximately $1 billion to construct.

•	An initial siting study identified several reasonable alternatives for the route.

•	We selected a preferred, as well as two alternative routes.

•	The Montana Department of Environmental Quality and the federal BLM are currently finalizing their draft siting decision.

•	In addition, Jefferson County Montana has gone to court arguing that they should have had a larger role in “consulting” with DEQ concerning the proposed route.

•	Siting is one of the most challenging aspects of developing a large, linear project.

•	We are addressing this “critical path” item early in the project’s development, which should put us in a good position as demand for the project continues to develop.

•	Due to its large size, we continue to consider potential strategic partners about co-investing in the MSTI project.

o	We will decide on a strategic partner before any major capital commitment.

•	Based on our current timeline, we anticipate the MSTI line will be in service by the end of 2015.

In summary

•	We have a stable core business that provides predictable cash flow, aided by our Net Operating Loss carry forward.

•	We pay a competitive dividend with an annual yield of currently 4.7%.

•	We have near-term earnings drivers that could provide meaningful earning per share growth.

•	Longer term, the utility industry is being called on to address multiple natural resource issues that may provide additional investment opportunities.

•	We are pleased to be in a position to do our part, and to do so responsibly and prudently, producing value for our customers and for our shareholders.

•	We are very excited as we progress in executing our strategy.

With that, I would now like to open the call and look forward to any questions or comments.